Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Amendment No. 2 to Form S-3 No. 333-170073) of KEMET Corporation of our report dated June 29, 2009, relating to the consolidated financial statements of Arcotronics Italia S.p.A. and subsidiaries (the “Company”) (which report expressed an unqualified opinion and included an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern) appearing in Kemet Corporation’s Annual Report on Form 10K for the year ended March 31, 2010.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE S.p.A.

Bologna, Italy
December 3, 2010